Exhibit 3.9

CHARTER

OF THE

LEWISTON GOLF COURSE CORPORATION

WHEREAS, Section I of the Constitution of the Seneca Nation of Indians of 1848, as amended, vests the Legislative Authority of the Seneca People in the Nation’s Council; and

WHEREAS, it is declared the policy of the Nation to promote the welfare and prosperity of its members and to actively promote, attract, encourage and develop economically sound commerce and industry through governmental action for the purpose of preventing unemployment and economic stagnation; and

WHEREAS, the economic success of the Nation’s gaming operations is vitally important to the economy of the Nation and the general welfare of its members; and

WHEREAS, the Nation has found it to be in the best interests of the Nation and its gaming operations to develop and operate a golf course located in the Town of Lewiston, New York, including related clubhouse, retail and food and beverage operations (the “Lewiston Golf Course”); and

WHEREAS, the Nation by charter has created the Seneca Niagara Falls Gaming Corporation (“SNFGC”) for purposes of developing, financing, operating and conducting the Nation’s gaming operations on its Niagara Falls Territory at the Niagara Falls Gaming Facility (as defined in the SNFGC charter); and

WHEREAS, the Nation desires to establish a separate legal entity, as a subsidiary of  SNFGC, for the purposes of developing, financing, operating and conducting the business of the Lewiston Golf Course to be established in the Town of Lewiston, New York, as an amenity to Nation gaming facilities, including the Niagara Falls Gaming Facility, and further desires that such legal entity be subject to the ownership, control, operation and management of SNFGC, consistent with this Charter and the Charter of SNFGC.

NOW, THEREFORE, the Nation’s Council, pursuant to its constitutional authority, does hereby grant this Charter to create, appoint and constitute the LEWISTON GOLF COURSE CORPORATION, as a wholly-owned subsidiary of the Seneca Niagara Falls Gaming Corporation.

1.                                      Creation of Lewiston Golf Course Corporation and Principal Place of Business

By this Charter, the Seneca Nation of Indians creates the Lewiston Golf Course Corporation (the “Company”), a wholly-owned subsidiary corporation of the Seneca Niagara Falls Gaming Corporation (“SNFGC”). The Company shall have its principal place of business at the William Seneca Administration Building, 12837 Route 438, Cattaraugus Territory, Irving, New York 14081, or at such other location within the Nation’s territories that the Board of Directors of the Company shall determine.

2.                                      Purpose

The Company is organized for the purpose of developing, constructing, owning, leasing, operating, managing, maintaining, promoting and financing the Lewiston Golf Course on land (currently owned by SNFGC as of the date of this Charter) in the Town of Lewiston, New York, and engaging in any other lawful activity, subject to any limitations imposed by any contract, indenture or other instrument by which the Company is bound.

3.                                      Relation to Nation

a.               The Company shall be indirectly owned by the Nation through the Seneca Gaming Corporation and its wholly-owned subsidiary, SNFGC, and shall constitute a governmental instrumentality of the Nation, having autonomous existence separate and distinct from the Nation.

b.              For purposes of taxation, civil jurisdiction and regulatory jurisdiction, the Company shall be deemed a subordinate arm of the Nation and shall be entitled to all of the privileges and immunities of the Nation.

c.               The Company shall have no power to exercise any regulatory or legislative power; the Nation reserves from the Company all regulatory, legislative and other governmental power, including, but not limited to the power to grant, issue, revoke, suspend or deny licenses, conduct background investigations, and enact legislation regulating Gaming on the territories of the Nation.

4.                                      Definitions

For purposes of this Charter, when capitalized, the following terms shall have the meanings respectively specified---

a.               “Board of Directors” shall mean the Board of Directors of the Company created by this Charter.

b.              “Company” shall mean the Lewiston Golf Course Corporation, created by this Charter.

c.               “Councillors” shall mean the duly elected Councillors of the Nation.

d.              “Council” shall mean the legislative elected body of the Nation.

e.               “Felony” shall mean only those offenses set forth under the Indian Major Crimes Act (18 U.S.C. § 1153).

f.                 “Lewistown Golf Course” shall mean the golf course planned for development and operation in the Town of Lewiston, New York, including related clubhouse, retail and food and beverage operations.

g.              “Management Contract” shall mean any contract, subcontract or collateral agreement between the Company and a contractor or a contractor and a subcontractor if such contract or agreement provides for the management of all or part of the Lewiston Golf Course.

h.              “Nation” shall mean the Seneca Nation of Indians, a sovereign nation.

i.                  “Nation Entity” shall mean any entity created or owned by the Nation for economic or governmental purposes and any entity which is controlled by the Council. An entity shall be deemed controlled by the Council if a majority of persons serving on the body which governs the entity are chosen by or are required to be Councillors.

j.                  “Seneca Gaming Corporation” or “SGC” shall mean the corporation chartered by the Nation on August 1, 2002, for the purpose of developing, constructing, owning, leasing, operating, managing, maintaining, promoting and financing Nation Gaming Facilities (as defined in the SGC Charter).

k.               “SNFGC Board” shall mean the Board of Directors of the Seneca Niagara Falls Gaming Corporation.

l.                  “Obligations” shall mean any notes, bonds, interim certificates, debentures or other evidences of indebtedness issued by the Company under this Charter.

m.            “Obligee” shall mean any holder of an Obligation, and any agent or trustee for any holder of any Obligation.

5.                                      Assets of Company

The Company shall have only those assets of the Nation formally assigned or leased to it by the Council or by a Nation Entity, including SNFGC as the owner of the Company, together with whatever assets it acquires by other means as provided in this Charter. No activity of the Company nor any indebtedness incurred by it shall encumber, implicate or in any way involve assets of the Nation or another Nation Entity not assigned or leased in writing to the Company.

6.                                      Perpetual Succession

The Company shall have perpetual succession in its corporate name, provided, that the Council shall review the Company’s operations at least every ten (10) years to assess whether the Company continues to serve the interests of the Nation and its people.

7.                                      Ability to Sue and Be Sued

a.               The Council hereby gives its consent to allowing the Company, by resolution duly adopted by the Board of Directors, to sue and to be sued in its corporate name, upon, or to submit to arbitration or alternative dispute resolution any controversy arising under, any contract, claim or obligation arising out of its activities under this Charter, provided, that such resolution shall be subject to Council approval.  The Council also authorizes the Company, by resolution duly adopted by the Board of Directors, to agree by contract to waive its immunity from suit, provided, that such waiver shall be subject to the approval of Council.  Notwithstanding the foregoing, the Nation shall not be liable for the debts or obligations of the Company, and the Company shall have no power to pledge or encumber the assets of the Nation. This action does not constitute a waiver of any immunity of the Nation or a delegation to the Company of the power to make such a waiver. The Company’s ability to sue and be sued and to waive its immunity from suit shall at all times remain with the Board of Directors to be granted by duly adopted resolution subject to the approval of Council.

b.              The Company, by resolution duly adopted by the Board of Directors and approved by Council, shall have the authority to consent (i) to the exercise of jurisdiction over any suit or over the Company by the courts of any state, the federal courts, the courts of the Nation or any other Indian Nation, or the courts of any United States territory or foreign jurisdiction, and (ii) to arbitration or alternative dispute resolution. Such authority shall at all times remain with the Board of Directors to be granted by duly adopted resolution subject to the approval of Council.

c.               Except as expressly provided in this section, the Nation by the adoption of this Charter and the establishment of the Company is not waiving its sovereign immunity in any respect or consenting to the jurisdiction of any court. This section shall be strictly construed with a view toward protecting Nation assets from the reach of creditors and others.

8.                                      Powers of Company

a.               It is the purpose and intent of this Charter to authorize the Company to do any and all things necessary or desirable in connection with the financing, development, construction, ownership, lease, operation, management, maintenance, and promotion of the Lewiston Golf Course, or in connection with any other authorized activities conducted by the Company, and to secure the financing and assistance necessary for such activities.

b.              The Lewiston Golf Course shall be operated by the Company as provided in this Charter.

c.               Subject to the limitations set forth in this Charter and Nation law, the Board of Directors shall manage and have complete control over the conduct of Company affairs and shall have the full power to act for and bind the Company. Such authority shall be exercised pursuant to the bylaws of the Company and, where appropriate, by duly adopted resolution.

d.              Subject to the limitations set forth in this Charter and Nation law, the Company, by and through the Board of Directors acting on behalf of the Company, shall have the following powers which it may exercise consistent with the purposes for which the Company was established:

i.

to develop, construct, own, lease, mortgage, operate, manage, promote and finance the Lewiston Golf Course, including expansions and enlargements thereof, including the power to enter into leases and leasehold mortgages, provided, that prior to engaging in any of the activities authorized by this subsection that require a significant expenditure of Company resources that the Company submit a comprehensive business plan to Council for its review and approval;

ii.

if the Board of Directors determines it to be in the best interests of the Company and the Nation, to terminate the operation of the Lewiston Golf Course and to dispose of, demolish or abandon any facilities relating thereto, subject to the approval of Council;

iii.	to have a corporate seal, and alter the seal, and use it by causing it or a facsimile to be affixed, impressed or reproduced in any other manner;

iv.

to adopt, amend or repeal bylaws, including emergency bylaws, relating to the business of the Company, the conduct of its affairs, its rights and powers and powers of its Board of Directors and officers, subject to the review and approval of Council;

v.	to elect or appoint officers, employees or other agents of the Company, prescribe their duties and fix their compensation, and indemnify members, officers, employees and agents;

vi.

to enter into, make, perform and carry out, cancel and rescind contracts, agreements and understandings for any lawful purpose pertaining to its business with any Nation, federal, state or local governmental agency or with any person, partnership, limited partnership, corporation, limited liability company, Indian Nation, Nation Entity, or other entity, provided, that any such contracts, agreements or understandings with any government or governmental agency or entity shall be subject to approval of Council;

vii.

to lease property from the Nation, a Nation Entity or others for such periods as are authorized by law, and to hold, mortgage, manage or sublease the same; provided, however, that nothing herein shall be construed to include, and the Company shall not have, any power to grant or permit or purport to grant or permit any right, lien, encumbrance or interest in or on any real property within Nation territories unless pursuant to a lease, authorized and approved by the Council;

viii.	to give guarantees and incur liabilities, provided, that significant guarantees or liabilities shall be subject to the approval of Council;

ix.

to lend money to any subsidiary or parent corporation subject to the approval of Council, invest and reinvest funds, and take and hold the Company’s real and personal property as security for the payment of funds so loaned or invested;

x.

subject to the provisions of this Charter, to obtain financing and refinancing, to borrow money at rates of interest as the Company may determine, to issue temporary or long term indebtedness and to repay the same;

xi.	subject to the provisions of this Charter, to mortgage or pledge assets and receipts of the Company as security for debts;

xii.	to agree to any conditions attached to federal, state or local financial assistance;

xiii.

to purchase, receive, take by grant, devise, bequest or otherwise, lease or otherwise acquire, own, hold, improve, employ, use, and otherwise enjoy all powers necessary or appropriate to deal in and with, real and personal property, or an interest in real or personal property, wherever situated, provided, that purchases of real property and significant expenditures of personal property shall be subject to the approval of Council;

xiv.

subject to the provisions of this Charter, to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, or create a security interest in any of its property or an interest in its property, wherever situated; provided, however, that nothing herein shall be construed to include, and the Company shall not have, any power to grant or permit or purport to grant or permit any right, lien, encumbrance or interest in or on any real property within the Nation unless pursuant to a lease, authorized and approved by the Council;

xv.

to purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, employ, sell, lend, lease, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with, bonds and other obligations, shares or other securities or interests issued by others, whether engaged in similar or different business, governmental, or other activities, including banking corporations and trust companies, subject to the approval of Council;

xvi.

to employ contractors, consultants, attorneys and accountants, provided, that the Company shall not engage in any efforts to politically influence any Indian nation, federal, state, or local government of their officials;

xvii.	to employ, discipline and discharge employees and establish personnel policies and terms and conditions of employment;

xviii.	to undertake and carry out studies and analyses of the Lewiston Golf Course;

xix.

to establish procedures for resolving disputes between the public and the Lewiston Golf Course or any management contractor, and to establish and implement any such procedures that may be required to be established and implemented with respect to operation of the Lewiston Golf Course in accordance with applicable law;

xx.	to purchase insurance from any stock or mutual company for any property or against any risk or hazards;

xxi.	to establish and maintain such bank accounts as may be necessary or convenient;

xxii.	to participate with others in any corporation, partnership, limited partnership, limited liability company, or other association of any kind, or in any transaction, undertaking, or agreement which the Company would have power to conduct by itself, subject to the approval of Council;

xxiii.

subject to the provisions of this Charter, to allow the Company to sue and be sued in its corporate name, upon any contract, claim or obligation arising out of its activities under this Charter and to agree by contract to waive its immunity from suit;

xxiv.

subject to the provisions of this Charter, to consent to the exercise of jurisdiction over any suit or over the Company by the courts of any state, the federal courts, the courts of the Nation or any other Indian Nation, or the courts of any United States territory or foreign jurisdiction, or to arbitration or alternative dispute resolution;

xxv.

to utilize, with the consent of the President of the Nation, the agents, employees and facilities of the Nation for in-kind services, paying the Nation mutually agreed upon share of the costs for said in-kind services;

xxvi.	to declare and pay distributions in the form of cash or otherwise to SNFGC, as the Company’s immediate owner;

xxvii.	to enter into, make, perform and carry out, cancel and rescind any Management Contract, subject to the approval of Council;

xxviii.	to take such further specific actions as the Board of Directors may deem necessary to effectuate any or all of the purposes for which the Company is organized; and

xxix.

to enjoy the sovereign immunity of the Nation, to the same extent as the Nation, provided that the actions of the Company or any of its officials, employees, or duly authorized agents are authorized by the provisions of this Charter.

9.                                      Management of the Company

a.               There is hereby established a Board of Directors of the Company, the purpose of which is to carry out the duties and powers of the Company as set forth in this Charter.

b.              There shall be no less than five (5) nor more than eight (8) members of the Board, not less than five (5) of whom shall be enrolled Senecas.  No Councillor may serve on the Board, nor shall any Company employee or any person with an economic interest in any of the Company’s activities.  Board members shall constitute “public officials” for purposes of the Nation Ethics Law.

c.               The Council shall appoint all members of the Board of Directors of the Company. Vacancies shall also be filled by Council appointment. An appointment of a Board member shall take effect from the date and time at which the Council adopts the resolution authorizing such appointment.

d.              Any Board candidate who is at least twenty-one years old, who has earned at least a high school diploma or equivalent, and who shall not have been convicted of a Felony, is eligible to serve as a member of the Board.

e.               Any SNFGC Board member may contemporaneously serve as a member of the Board of the Company, if so appointed.

f.                 Board members shall serve for a term of three (3) years, provided, however, that of the initial Board, three (3) members shall be appointed to serve a term of three (3) years, three (3) members shall be appointed to serve a term of two (2) years, and two (2) member shall be appointed to serve a term of one (1) year from the date of appointment by the Council.

g.              The Council, upon the recommendation of a majority of the Board, may remove a Board member for cause. The Council, upon its own initiative, may remove Board member for cause upon the affirmative vote of at least ten (10) Councillors.

10.                               Operation of Company

a.               The Company shall conduct business pursuant to bylaws consistent with this Charter and adopted by the Board of Directors, subject to the approval of Council.

b.              The Company may have such officers and committees as the bylaws may provide.

c.               The Board of Directors shall meet as often as necessary to conduct its business, but no less frequently than monthly.  All meetings shall be held at either the Allegany or Cattaraugus Territory.  Five (5) members of the Board of Directors shall be necessary to constitute a quorum for the transaction of business. An action taken or approved by at least five (5) of the Board members present at a meeting at which a quorum is present shall be necessary to constitute an official act of the Company. The Board of Directors shall keep complete and accurate records of all meetings and actions taken.

d.              The Board of Directors shall keep full and accurate financial records, make periodic reports to the SNFGC Board and submit a complete annual report, in written form, to the SNFGC Board as required by the provisions of this Charter.  Copies of such reports shall be provided to the Nation’s Council.

The members of the Board of Directors may receive a stipend for their services as provided in the bylaws, and shall be reimbursed for actual expenses incurred in the discharge of their duties, including necessary travel expenses.  In no event shall compensation be based on the profitability of the operations of the Lewiston Golf Course.

11.          Obligations

a.               The Company may obtain financing and issue Obligations from time to time subject to the approval of Council for any of its purposes and may also refinance and issue refunding obligations for the purpose of paying or retiring Obligations as it may determine, including Obligations on which the principal and interest are payable:

i.

exclusively from the income and revenues of the Lewiston Golf Course financed with the proceeds of such Obligations, or with such income and revenues together with a grant or subsidy from the federal, state or Nation government in aid of such establishment or development; or

ii.	from its revenues generally.

b.              Neither the members of the Board of Directors nor any person executing the Obligations shall be liable personally on the Obligations by reason of issuance thereof.

c.               The Obligations of the Company shall not be a debt of the Nation or of the Seneca Gaming Corporation or any other Nation-chartered Gaming corporation, and the Obligations shall explicitly so state on their face.

d.              Obligations of the Company may be in negotiable form.

e.               In connection with the issuance of Obligations and to secure the payment of such Obligations, the Company, subject to the limitations in this Charter and the requirements of the Compact, may;

i.              pledge all or any part of the gross fees or revenues of the Company to which its rights then exist or may thereafter come into existence;

ii.              provide for the powers and duties of Obligees and limit their liabilities; and provide the terms and conditions on which such Obligees may enforce any covenant or rights securing or relating to the Obligations;

iii.

covenant against pledging all or any part of the fees and revenues of the Company or against mortgaging any or all of the real or personal property of the Company to which its title or right then exists or may thereafter come into existence or permitting or suffering any lien on such revenues or property;

iv.	covenant with respect to limitations on the right of the Company to sell, lease or otherwise dispose of the Lewiston Golf Course or any part thereof;

v.	covenant as to what other or additional debts or obligations may be incurred by it;

vi.	covenant as to the Obligations to be issued and as to the issuance of such Obligations in escrow or otherwise, and as to the use and disposition of the proceeds thereof;

vii.	provide for the replacement of lost, destroyed or mutilated Obligations;

viii.	covenant against extending time for the payment of its Obligations or interest thereon;

ix.	redeem the Obligations and covenant for their redemption and provide for the terms and conditions thereof;

x.

covenant concerning any fees to be charged in the operation of the Lewiston Golf Course, the amount to be raised each year or other period of time by such fees and other revenues, and as to the use and disposition to be made thereof;

xi.

create or authorize the creation of special funds for monies held for construction, development or operating costs, debt service, reserve or other purposes, and covenant as to the use and disposition of the monies held in such funds;

xii.

prescribe the procedure, if any, by which the terms of any contract with holders of Obligations may be amended or abrogated, the proportion of outstanding Obligations the holders of which must consent thereto, and the manner in which such consent may be given;

xiii.	covenant as to the use, maintenance and replacement of the real and personal property of the Company, the insurance to be carried thereon and the use and disposition of insurance proceeds;

xiv.	covenant as to the rights, liabilities, powers and duties arising upon the breach by it of any covenant, condition or obligation;

xv.

covenant and prescribe as to events of default and terms and conditions upon which any or all of its Obligations become or may be declared due before maturity, and as to the terms and conditions upon which such declaration and its consequences may be waived;

xvi.	vest in any Obligees or any proportion of them the right to enforce the payment of Obligations or any covenant securing or relating to the Obligations;

xvii.	exercise all or a part or a combination of the powers granted in this section;

xviii.	make covenants other than and in addition to the covenants expressly authorized in this section, of like or different character;

xix.

make any covenants and do any acts and things necessary or convenient or desirable in order to secure its Obligations, or, in the absolute discretion of the Company, tending to make the Obligations more marketable although the covenants, acts or things are not enumerated in this section;

xx.	pledge, mortgage or grant a security interest in all or any part of the assets of the Company; and

xxi.	waive, conditionally, or unconditionally, the sovereign immunity of the Company;

provided, however, that nothing herein shall be construed to include, and the Company shall not have, any power to waive any of the privileges or immunities of the Nation, to borrow or lend money on behalf of the Nation, or to grant or permit or purport to grant or permit any right, lien, encumbrance or interest in or on any of the assets of the Nation.

12.                               Reports to the SNFGC Board

a.               The Board of Directors shall prepare and submit to the SNFGC Board within thirty (30) days after the close of each quarter a quarterly report, signed by the Board Chairperson and the Chairperson of the Board Finance Committee, showing:

i.	a summary of the quarter’s activities;

ii.	the financial condition of the Company and of the Lewiston Golf Course;

iii.	any significant problems and accomplishments;

iv.	plans for the following quarter; and

v.	such other information as the Board of Directors or the SNFGC Board deems pertinent.

b.              The Board of Directors shall prepare and submit to the SNFGC Board within sixty (60) days after the close of each fiscal year an annual report, signed by the Board Chairperson and the Chairperson of the Board Finance Committee, showing;

i.	a summary of the fiscal year’s activities;

ii.	the complete financial condition of the Company and of the Lewiston Golf Course including a detailed report outlining the operations of the Company and of the Lewiston Golf Course;

iii.	any significant problems and accomplishments;

iv.	plans for the following fiscal year; and

v.	such other information as the Board of Directors or the SNFGC Board deems pertinent.

13.                               Finances and Accounting

a.               The fiscal year of the Company shall be the fiscal year of the Nation.

b.              The Board of Directors shall establish and install an accounting system (i) in conformity with generally accepted accounting principles industry, and (ii) necessary and advisable, in the reasonable discretion of the Board of Directors, in order to manage the assets of the Company.

c.               The accounts and records of the Company shall be audited at the close of each fiscal year and a copy of the audit report shall be furnished to the SNFGC Board and the Nation’s Executives and Councillors within 60 days of completion.

d.              The books, records and property of the Company shall be available for inspection at all reasonable times by authorized representatives of the Nation.

14.                               Indemnification

a.               The Company shall (i) indemnify, save and hold harmless the Nation and its agents and employees from any and all claims arising out of its activities, (ii) defend at its own cost and expense any action or proceeding commenced for the purpose of asserting any claim arising out of its activities, and (iii) reimburse any expense which may be incurred by the Nation to defend any such claim until the Company assumes such defense; provided, however, that the Nation shall have the right, but not the obligation, to participate, at the Company’s expense, in any settlement, compromise or litigation thereof through counsel of its own choice and shall have the right to direct and control the negotiations, settlement and litigation if the same shall have a direct effect upon the Nation.

b.              The Company shall indemnify, save and hold harmless the Board members and officers of the Company, or any person acting at their official direction, if any one of them is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Company Board, or officer, or person acting at their official direction, against expenses (including attorneys’ fees), judgments, fines and amounts paid in connection with such action, suit or proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful or otherwise improper; provided, however, that no indemnification shall be made for which such person shall have been adjudged to be liable for willful misconduct or a violation of the criminal law in the performance of such person’s duty to the Company, unless, and then only to the extent that, the court in which such action or suit is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as such court shall deem proper.

15.                               Bond

The Board of Directors, on behalf of and in the name of the Company, shall obtain or provide for the obtaining of adequate fidelity bond coverage of its officers, agents, or employees handling cash or authorized to sign checks or certify vouchers.

16.                               Judgment Proof Property

All property including funds acquired or held by the Company pursuant to this Charter shall be exempt from levy and sale by virtue of an execution, and no execution or other judicial process shall issue against the same nor shall any judgment against the Company be a charge or lien upon such property. However, the provisions of this section shall not apply to or limit the right of lenders or Obligees  to pursue any remedies for the enforcement of any pledge or lien given by the Company on its fees or revenues, nor to any explicit waiver of immunity specifically subjecting Company property to levy, execution or judicial process which is contained in a contract and approved by resolution of the Board of Directors as provided in this Charter.

17.                               Dissolution or Liquidation

a.               In the event of the dissolution or final liquidation of the Company, none of the property of the Company nor any proceeds thereof shall be distributed to or divided among any of the directors or officers of the Company or inure to the benefit of any individual.

b.              After all liabilities and obligations of the Company have been paid, satisfied and discharged, or adequate provision made therefor, all remaining property and assets of the Company shall be distributed to SNFGC or, at the Nation’s direction, to one or more organizations designated pursuant to a plan of distribution, provided that, as a matter of the laws of the Nation, should any liquidation proceeds be received by the Nation from the Company, such liquidation proceeds shall be held in trust for the benefit of SNFGC and shall not be subject to the creditors of the Nation.

18.                               Amendment

This Charter may be amended within the first sixty (60) days after its adoption by a majority vote of the Council; provided, however, that thereafter no provision of this Charter may be amended unless the Council shall have twice approved such amendment by twelve (12) votes of the Councillors at two (2) separate sessions of the Council convened no less than one (1) week apart.

19.                               Severability

If any provision of this Charter is held invalid, the remainder of the provisions of this Charter shall not be affected.

20.                               Effective Date

This Charter shall be effective on June 28, 2007.